SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2011 FOURTH QUARTER AND YEAR-END RESULTS
- Projects accelerated sales growth in Fiscal Year 2012 –

Salt Lake City, Utah, July 21, 2011: Schiff Nutrition International, Inc., (NYSE: WNI), announced results for the fiscal 2011 fourth quarter and year ended May 31, 2011.

Tarang Amin, president and chief executive officer, stated: “Schiff Nutrition delivered a solid fiscal year 2011, posting annual year-over-year net sales growth of 4% despite a headwind in joint care. More importantly, during the past quarter, we began executing on our focused growth strategies: building premium brands, leading innovation, expanding the channel and geographic footprint of the company, pursuing acquisitions, and driving world-class operations.”

Fiscal Fourth Quarter 2011 Results
For the three months ended May 31, 2011, Schiff Nutrition’s net sales were $51.9 million, compared to $49.3 million for the same period in 2010.  The 5% increase reflects growth in the branded business.  Net income for the three months ended May 31, 2011 was $3.1 million, after $1.2 million in pre-tax expenses related to the recent acquisition of a probiotics business.  This compares to net income of $2.4 million for the same period of 2010.  Earnings per diluted share were $0.10 for the fiscal fourth quarter of 2011, compared to $0.08 for the fiscal fourth quarter of 2010.

Fiscal 2011 Results
Schiff Nutrition’s fiscal 2011 net sales were $213.6 million, compared to fiscal 2010 net sales of $204.9 million, primarily reflecting overall improved branded business.  Net income for fiscal 2011 was $12.6 million, after $1.9 million in pre-tax CEO transition expenses and $1.2 million in pre-tax expenses related to the acquisition noted above.  This compares to net income of $18.4 million for fiscal 2010.  Earnings per diluted share were $0.43 for fiscal 2011, compared to $0.64 for fiscal 2010.

Company Outlook
“Our employees’ commitment to delivering high quality products has helped the company build leading brands such as Schiff MegaRed® and Schiff MoveFree®.  Next, we intend to accelerate growth through increasing advertising support behind these premium brands, launching more new items, and participating in faster growing sub-categories such as our recent entry into the probiotics space,” concluded Amin.

The company currently expects fiscal year 2012 net sales percentage growth of high single-digit to low double-digit. Gross profit percentage is expected to be in the range of 41.0% to 44.0%, reflecting a higher mix of branded sales volume together with a reduction in private label business.  Selling and marketing expenses as a percentage of net sales are estimated to be in the range of 22.0% to 24.0% and other operating expenses are estimated at approximately $22.0 million to $24.0 million.  The company currently anticipates a very high single-digit operating margin for fiscal 2012.

Conference Call Information
Schiff Nutrition International will hold a conference call today, July 21st at 11 a.m. ET.  The U.S. access number is 866-730-5767.  International participants should dial 857-350-1591.  The participant pass code is 43661063.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through August 17, 2011.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 55311451.  The telephone replay will be available through July 27, 2011.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  Schiff’s portfolio of well-known brands includes Schiff Move Free®, Schiff® Vitamins, Schiff MegaRed®, Schiff Mega-D3™, Schiff Tiger's Milk®, Schiff Sustenex, and Schiff Digestive Advantage.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements, including those under the heading “Company Outlook,” are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  For example, statements concerning Schiff Nutrition’s financial condition, possible or expected results of operations, commercialization of new products, growth opportunities and plans of management are all forward-looking statements.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff Nutrition to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: dependence on sales of Schiff Move Free product and the joint care category, dependence on sales of Schiff MegaRed product, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales (especially in the joint care and omega-3 categories) outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements, including products in the probiotic space, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction (including the inability to successfully integrate the assets recently acquired from Ganeden), the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Kirsten Chapman / Cathy Mattison Lippert / Heilshorn & Associates (415) 433-3777 email: cmattison@lhai.com

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2011	2010	2011	2010
	(unaudited)

Net sales	$51,872	$49,250	$213,648	$204,887
Cost of goods sold	32,078	29,778	132,472	119,837

Gross profit	19,794	19,472	81,176	85,050
Operating expenses:
Selling and marketing	8,427	9,715	34,666	33,611
Other operating expenses	6,449	5,927	26,317	22,629
Total operating expenses	14,876	15,642	60,983	56,240

Income from operations	4,918	3,830	20,193	28,810
Other expense, net	(104)	(51)	(303)	(168)

Income before income taxes	4,814	3,779	19,890	28,642
Income tax expense	1,742	1,340	7,248	10,196

Net income	$3,072	$2,439	$12,642	$18,446

Weighted average common shares outstanding - diluted	29,473	29,098	29,252	28,928

Net income per share - diluted	$0.10	$0.08	$0.43	$0.64

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	May 31,
	2011	2010

Cash and cash equivalents	$39,547	$31,768
Available-for-sale securities	5,938	13,641
Receivables, net	27,339	19,732
Inventories	34,923	35,081
Other current assets	4,812	3,862

Total current assets	112,559	104,084

Property and equipment, net	14,219	13,882

Other assets, net	5,788	12,014

Total assets	$132,566	$129,980

Current liabilities	$32,938	$24,667

Long-term liabilities	3,168	4,865

Stockholders’ equity	96,460	100,448

Total liabilities & stockholders’ equity	$132,566	$129,980

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